Exhibit 10.1

CUBIST PHARMACEUTICALS, INC.

FIRST AMENDMENT

TO

AMENDED AND RESTATED 2000 EQUITY INCENTIVE PLAN

This FIRST AMENDMENT (this “Amendment”) to the Amended and Restated 2000 Equity Incentive Plan (the “Plan”), of Cubist Pharmaceuticals, Inc., a Delaware corporation (the “Company”), is adopted by resolution of the Board of Directors of the Company (the “Board”) pursuant to a written consent in lieu of a meeting of the Board dated as of August 2, 2005, 2005 (the “Effective Date”).  Effective from and after the Effective Date, the Plan is hereby amended as follows:

1.                                       Section 7.8(c) of the Plan is hereby deleted and replaced in its entirety with the following:

“(c)    No Holder shall be permitted to effect payment of any amount of the Option Price of the Shares to be purchased by executing and delivering to the Company a promissory note.”

2.                                       Section 8.3(a) of the Plan is hereby deleted and replaced in its entirety with the following:

“(a)    Purchase Price.  Shares of Restricted Stock shall be issued under the Plan for such consideration, in cash, other property or services, as is determined by the Compensation Committee.”

3.                                       The following sentence is hereby added to the end of Section 16 of the Plan:

“Notwithstanding the foregoing, no repricing of outstanding Awards shall be permitted under the Plan without first receiving approval from the holders of Stock representing not less than a majority of the then outstanding Shares.”